For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
                 FOURTH QUARTER AND 2004 EARNINGS

Berwick, Pennsylvania   January 31, 2005 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,353,000 for the quarter ending December 31, 2004, as compared to $1,848,000 for the fourth quarter of 2003. For the year ending December 31, 2004, net income was $6,787,000 as compared to $7,317,000 for 2003. Return on assets and return on equity were 1.37% and 12.76%, respectively for the year ending December 31, 2004.

Earnings per share were $.31 for the fourth quarter of 2004, and $1.55 for the year ending December 31, 2004, which compares to $.42 and $1.66 for the fourth quarter and year, respectively in 2003. Per share amounts have been adjusted to reflect a 3 for 2 stock split in the form of a 50% stock dividend paid May 11, 2004.

President J. Gerald Bazewicz reported, "The financial results were accomplished despite an $800,000 provision for loan losses in the fourth quarter of 2004 and a $1,750,000 provision for the year ending December 31, 2004. The increase in the provision for loan losses reflects increased charge-offs and maintenance of the allowance for loan losses at a level which management considers its best estimate of both identified and unidentified losses inherent in the loan portfolio."

Total assets increased to $497,615,000 as of December 31, 2004, an increase of 3.3% over 2004. In addition, total deposits increased $14,936,000 to $357,956,000 as of December 31, 2004.
Cash dividends paid for the year ending of 2004 were $.73 as compared to $.65 for the year ending 2003, an increase of 12.3%.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.



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

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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